Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2016
(millions, except per share amounts)
Operating Revenue	$11,208
Operating Expenses	7,761

Income from operations	3,447
Other income	258
Interest and related charges	945

Income from operations including noncontrolling interests before income tax expense	2,760
Income tax expense	673

Net income including noncontrolling interests	2,087
Noncontrolling interests	64

Net income Attributable to Dominion	$2,023

Earnings Per Common Share – Basic
Income from operations	$3.43
Noncontrolling interests	(0.11)

Net income attributable to Dominion	$3.32

Earnings Per Common Share – Diluted
Income from operations	$3.42
Noncontrolling interests	(0.10)

Net income attributable to Dominion	$3.32

DOMINION GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2016
(millions)
Operating Revenue	$1,606
Operating Expenses	948

Income from operations	658
Other income	28
Interest and related charges	89

Income before income tax expense	597
Income tax expense	211

Net Income	$386

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2016
(millions)
Operating Revenue	$7,492
Operating Expenses	5,137

Income from operations	2,355
Other income	66
Interest and related charges	456

Income before income tax expense	1,965
Income tax expense	733

Net Income	$1,232